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                                                              FORM 10-Q  6/30/01
                                                              EXHIBIT 4.2

                       AMENDMENT NO. 10 TO LOAN AGREEMENT

         This Amendment No. 10 to an Amended and Restated Loan Agreement dated as of June 17, 1996, subsequently amended (the "Loan Agreement"), between The Oilgear Company ("Company") and M&I Marshall & Ilsley Bank ("M&I").

In consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, it is hereby agreed that:

                             ARTICLE I - DEFINITIONS

         When used herein, the following terms shall have the meanings specified:

1.       Amendment. "Amendment shall mean this Amendment No. 10 to Loan
         Agreement.

2. Loan Agreement. "Loan Agreement" shall mean the Loan Agreement between M&I and the Company, dated as of September 28, 1990, as Amended and Restated on June 17, 1996, and subsequently amended.

3. Other Terms. The other capitalized terms used in this Amendment shall have the definitions specified in the Loan Agreement.

                             ARTICLE II - AMENDMENTS

         The Loan Agreement is deemed amended as of the date hereof as follows:

4. Article I - Definitions. "Commitment" The definition of "Commitment" is hereby amended and restated in its entirety to read as follows:

         Commitment. "Commitment" shall mean (i) the commitment of M&I to make Revolving Credit Loans to the Company under the Loan Agreement up to the maximum principal amount of Fourteen Million and 00/100 Dollars ($14,000,000.00) through the Commitment Termination Date, or such lesser amount resulting from a termination or reduction of the Commitment pursuant to Section 2.13, 2.18 or 7.1 of this Loan Agreement; and, (ii) the commitment of M&I to make Revolving Credit Loans to the Company under the Loan Agreement up to the maximum principal amount of the Six Million and 00/100 Dollars ($6,000,000.00) through the earlier of April 30, 2002.


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5.       Article I - Definitions. "Commitment Termination Date." The definition of "Commitment Termination Date" is hereby amended and restated in its entirety to read as follows:

         "Commitment Termination Date". "Commitment Termination Date" shall mean the earlier of (a) April 30, 2004, or the date on which the Commitment is terminated pursuant to Section 2.13, 2.18 or 7.1 of this Loan Agreement for Commitment in the amount of $14,000,000.00, and (b) April 30, 2002, or the date on which the Commitment is terminated pursuant to
         Section 2.13, 2.18 or 7.1 of this Loan Agreement for Commitment in the amount of $6,000,000.00.

6. Article I - Definitions. "Consolidated Current Ratio." This section of the Loan Agreement is hereby deleted in its entirety.

7. Article I - Definitions. "Pound Sterling Commitment Termination Date". The date contained in line two of this Section of the Loan Agreement is amended by deleting "April 30, 2003" and inserting in its place "April 30, 2004".

8. Article - Definitions. "Revolving Credit Note". The definition of "Revolving Credit Note" is hereby amended and restated in its entirety to read as follows:

         "Revolving Credit Notes." "Revolving Credit Notes" shall mean the following promissory notes (a) promissory note dated July 31, 1992, as amended and restated on July 15, 1994, on April 30, 1995, on June 17, 1996, on April 30, 1999, on June 4, 1999, on June 20, 2000, and May 1,
         2001 from the Company to M&I, together with all extensions, renewals, amendments, modifications and refinancings thereof and, (b) promissory note dated June 20, 2000, as amended and restated on April 30, 2001, from the Company to M&I, together will all extensions, renewals, amendments, modifications and refinancings thereof.

9. Article II - Section 2.1 Revolving Credit Loans. Subsection (c). This section of the Agreement is deleted and restated in its entirety as follows:

         (c) Interest Rate shall be determined based on the Company's Funded Debt to EBITDA Ratio as follows:

                  Funded Debt/                                                  Spread over
                  EBITDA                                                        LIBOR
                  ------                                                        -----
                  less than or equal to 1.50:1.0                                100 b.p.
                  less than or equal to 2:00:1.0 but greater than 1.5 to 1.0    125 b.p.
                  less than or equal to 2.50:1.0 but greater than 2.0 to 1.0    150 b.p.
                  less than or equal to 3.00:1.0 but greater than 2.5 to 1.0    175 b.p.
                  less than or equal to 3.50:1.0 but greater than 3.0 to 1.0    200 b.p.
                  greater than 3.50:1.0                                         235 b.p.

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                  In the event that the Funded Debt to EBITDA Ratio of the
         Company at the end of any fiscal quarter shall change so as to result in a different spread over LIBOR, as defined in the Agreement, the new spread for purposes of determining the applicable interest rate for any Revolving Credit Loans shall change effective as of the first business day of the calendar month following M&I's receipt of the Company's quarterly financial statements for the preceding fiscal quarter showing a Funded Debt to EBITDA Ratio resulting in a change in the spread. The applicable interest spread will be increased or decreased, as the case may be, as demonstrated by such financial statements, effective as of such first business day of the calendar month.

         "Funded Debt" shall mean all liabilities or obligations of Company or any Subsidiary, whether primary or secondary or absolute or contingent:
         (a) for borrowed money or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business, which are not the result of any borrowing); (b) as lessee under any leases that have been or should be capitalized according to GAAP; (c) evidenced by notes, bonds, debentures or similar obligations; (d) under any guaranty or endorsement (other than in connection with the deposit and collection of checks in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise assure a creditor against loss; or (e) secured by any liens on assets of Company or any Subsidiary, whether or not the obligations secured have been assumed by Company or any Subsidiary.

                  "EBITDA" shall mean, for the four most recently completed fiscal quarters, net income for such period plus all amounts deducted in arriving at such net income in respect of (i) all charges for depreciation of fixed assets, (ii) charges for amortization of intangibles, (iii) all interest expense with respect to all indebtedness, and (iv) all taxes imposed on or measured by income or excess profits (whether deferred or paid).

10. Article VI - Section 6.5 Consolidated Current Ratio. This section of the Loan Agreement is hereby deleted in its entirety.

11. Article VI - Section 6.6 Consolidated Debt to Worth Ratio. This section of the Loan Agreement is amended and restated in its entirety as follows:

         6.6 Consolidated Debt to Worth Ratio. Maintain at all times a Consolidated Debt to Worth Ratio of not more than 2.00:1.00.

12. Article VI - Section 6.7 Consolidated Tangible Net Worth. This section of the Loan Agreement is restated in its entirety as follows:

         6.7 Consolidated Tangible Net Worth. Maintain at all times a Consolidated Tangible Net Worth of at least $27,000,000.00 at April 30, 2001 through

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         December 30, 2001 which Consolidated Tangible Net Worth requirement shall increase annually on December 31 of each year, commencing December 31, 2001 by (a) an amount equal to 60% of the consolidated net income, as shown on the audited financial statements of the Company and its Subsidiaries for the fiscal year ending on such December 31, (but not less than zero) plus (b) an amount equal to 75% of any other increase in equity for such fiscal year.

13. Article VI - Section 6.12 Funded Debt to EBITDA. This section is hereby added to the Loan Agreement as follows:

         6.12 Funded Debt to EBITDA. Maintain at all times a Funded Debt to EBITDA Ratio of not greater than 4.25, to be tested quarterly on a combined basis.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

         The Company hereby represents and warrants to M&I that:

14. Loan Agreement. All of the representations and warranties made by the Company in the Loan Agreement are true and correct on the date of this Agreement. No Default or Event of Default under the Loan Agreement has occurred and is continuing as of the date of this Amendment.

15. Authorization; Enforceability. The making, execution and delivery of this Amendment, the Revolving Credit Note and the Pound Sterling Note and performance of and compliance with the terms of the Loan Agreement as amended, have been duly authorized by all necessary corporate action by the Company. This Amendment the Revolving Credit Note and the Pound Sterling Note are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

16. Absence of Conflicting Obligations. The making, execution and delivery of this Amendment, and performance and compliance with the terms of the Loan Agreement as amended, do not violate any presently existing provision of law or the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

                           ARTICLE IV - MISCELLANEOUS

17. Continuance of Loan Agreement, the Notes and the Security Agreement. Except as specifically amended by this Amendment, the Loan Agreement, the Notes and the Security Agreement shall remain in full force and effect.

18. Survival. All agreements, representations and warranties made in this Amendment or in any documents delivered pursuant to this Amendment shall survive the execution of this Amendment and the delivery of any such document.

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19.      Governing Law. This Amendment and the other documents issued pursuant to this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Wisconsin applicable to contracts made and wholly performed within such state.

20. Counterparts; Headings. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. Article and Section headings in the Amendment are inserted for convenience of reference only and shall not constitute a part hereof.

21. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

         In witness whereof, the parties hereto have executed this Amendment No. 10 to Loan Agreement as of this 1st day of May, 2001.


M&I Marshall & Ilsley Bank (SEAL)           The Oilgear Company (SEAL)


By: /s/ Kathleen T. Coleman                 By: /s/ T.J. Price
   ---------------------------                -------------------------------
Title:   Vice President                     Title:   Vice President, CFO and
                                                     Secretary


By: /s/ Mark Hogan
   ---------------------------
Title:   Senior Vice President

770 N. Water Street                         2300 S. 51st Street
Milwaukee, WI  53202                        Milwaukee, WI  53219


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